CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

AMERICAN REALTY CAPITAL PROPERTIES, INC.
ANNOUNCES CLOSING OF WALGREENS PROPERTY

NEW YORK, NY, January 5, 2012 — American Realty Capital Properties, Inc., (“ARCP” or the “Company”) (NASDAQ: ARCP) announced on December 29, 2011, it closed on the acquisition of a Walgreen’s drug store located in Myrtle Beach, South Carolina.  The total purchase price for this property was approximately $2.4 million, exclusive of customary closing costs.

The property consists of a freestanding one-story building and contains approximately 14,400 square feet.  It is leased to Walgreen Co., which carries an investment grade credit rating, as determined by major credit rating agencies.  The initial term of the tenant lease is 60 years, with a right to terminate in September 2021.  The property is subject to a ground lease which has an initial term of 20 years also expiring in September 2021, with eight five-year options to renew.

The Company funded the acquisition of the property with proceeds from a recently completed secondary common share offering.

“We are extremely pleased to have purchased this Walgreens property,” commented Nicholas Schorsch, Chairman and Chief Executive Officer of American Realty Capital Properties.  “It will further enhance our portfolio by adding strong current income derived from rents paid by an investment-grade rated tenant, with potential upside from both vintage in-place rents and property valuations significantly below replacement cost.  This acquisition is indicative of the robust buying opportunities available to us.  Our total portfolio purchase price increases to approximately $148.6 million as a result of this purchase.  Since closing our secondary offering in early November, we have acquired 27 properties. Our total portfolio presently consists of 90 properties leased to six tenants in five industry groups.”

American Realty Capital Properties, Inc. is a publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants.  Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.

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